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                                                                   EX-99.B(1)(b)

                    FLAG INVESTORS INTERNATIONAL FUND, INC.

                             ARTICLES SUPPLEMENTARY

         FLAG INVESTORS INTERNATIONAL FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
         Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution classifying and designating the Corporation's previously unclassified ten million (10,000,000) shares of Common Stock, par value $.001 per share, having an aggregate value of $10,000.00, as follows: eight million (8,000,000) shares are designated "Flag Investors International Fund Class A Shares" (the "Class A Shares"), and two million (2,000,000) shares remain undesignated.

                  SECOND: Immediately before the designation and classification of the Class A Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue ten million (10,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of $10,000.00, of which ten million (10,000,000) shares were designated Common Stock in the Corporation's Articles of Incorporation, but which, out of authorized but unissued shares, had been designated Flag Investors International Fund Shares and renamed Flag Investors International Fund Class A Shares by the Corporation's Board of Directors as authorized in the Corporation's Articles of Incorporation.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.



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                  IN WITNESS WHEREOF, Flag Investors International Fund, Inc.
has caused these Articles Supplementary to be executed by one of its Vice-Presidents and its corporate seal to be affixed and attested by its Secretary on this 15th day of December 1993.

[CORPORATE SEAL]

                                    FLAG INVESTORS INTERNATIONAL FUND, INC.

                                    By: /s/ Edward J. Veilleux
                                        -----------------------------------
                                         Vice-President

Attest: /s/ Brian C. Nelson
       --------------------------
        Secretary

                  The undersigned, Vice President of FLAG INVESTORS INTERNATIONAL FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                        /s/ Edward J. Veilleux
                                       -------------------------------
                                        Edward J. Veilleux